Exhibit 99.1

Material Sciences Announces Fiscal 2013 Financial Results

  Net sales decline 11.5 percent on lower electrogalvanized and fuel tank volumes
  Acoustical sales increase 8.1 percent to highest annual level since fiscal 2009
  Asian sales increase 41.0 percent to highest level on record
  Earnings per diluted share of $0.86
  Adjusted EBITDA of $14.7 million
  Cash position remains strong at $37.5 million

ELK GROVE VILLAGE, Ill.--(BUSINESS WIRE)--May 6, 2013--Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated applications, today reported financial results for the fiscal 2013 fourth quarter and full year ended February 28, 2013.

“The expected loss of the opportunistic electrogalvanized (“EG”) business as well as the projected erosion in our fuel tank volumes overshadowed what was a good year for Material Sciences,” said Clifford Nastas, Material Sciences’ Chief Executive Officer. “We made significant progress executing on our growth initiatives. Sales of brake products during fiscal 2013 increased $5.3 million due to higher aftermarket and original equipment sales in North America and Asian markets. In addition, international sales continue to increase and represented approximately 13.0 percent of our overall sales in fiscal 2013, compared to 11.0 percent in fiscal 2012, and 9.0 percent in fiscal 2011 despite weakness in the European economy. Moving forward, we believe that significant international opportunities exist for further growth, particularly for our acoustical products, and we anticipate foreign sales to increase further in fiscal 2014. Recently, one of our steel mill customers lost additional EG business to an off-shore mill. As a result, the normalized level of annualized EG sales could be approximately $3.0 million to $5.0 million lower than the run rates in the last two fiscal quarters. We are optimistic this revenue loss can be mitigated by growth in other areas of the business over the coming year.”

Fiscal 2013 Results

Net sales for fiscal 2013 declined 11.5 percent to $121.0 million versus $136.7 million last fiscal year.

Acoustical sales were $73.9 million for fiscal 2013, an increase of $5.5 million, from $68.4 million last fiscal year. The primary drivers for the 8.1 percent increase where higher aftermarket and original equipment brake sales in North American and Asian markets, partially offset by lower brake sales in Europe. Body panel Quiet Steel® sales also contributed to the increase as a result of higher vehicle builds.

Sales of coated metal products declined overall by $21.2 million to $47.2 million for fiscal 2013, from $68.4 million for fiscal 2012. The 31.0 percent decline in coated sales was due primarily to the previously announced lower shipments of EG to steel mill customers that did not repeat in the current year period and lower fuel tank shipments to Ford.

Gross profit of $28.5 million, or 23.6 percent of sales, was down when compared to $33.7 million, or 24.6 percent of sales, for fiscal 2012. The most significant cause for these declines was the Company’s lower sales of EG and fuel tank products and the corresponding decline in facility utilization. The Company also incurred higher product quality-related expenses, due in part to several new product development and commercialization efforts on its production lines.

SG&A expenses were $20.0 million, or 16.6 percent of net sales for fiscal 2013, compared to $21.1 million, or 15.4 percent of net sales last fiscal year. The main reasons for the $1.1 million improvement were decreases in management incentive expenses, occupancy costs due to the sale of the Elk Grove Village Plant #7 building and professional fees. These improvements were partially offset by higher workers’ compensation and employee related expenses.

The Company reported a gain of $3.2 million on the sale of the Elk Grove Village Plant #7 building in the second quarter of fiscal 2013.

Net income for fiscal 2013 was $9.0 million, or $0.86 per diluted share compared with $28.5 million, or $2.49 per diluted share for fiscal 2012. For fiscal 2012, the Company recorded a $14.9 million benefit for income taxes, primarily the result of an $18.8 million reversal of the majority of its U.S. and German deferred tax asset valuation allowances during fiscal 2012. The fiscal 2013 tax rate included a benefit of $0.6 million for the reversal of liabilities for uncertain tax positions. As reflected in the table below, adjusting net income for gain on sale of assets, restructuring costs and a normalized effective tax rate, fiscal 2013 adjusted net income was $6.1 million or $0.59 per diluted share compared to adjusted net income of $9.2 million, or $0.80 per diluted share in the prior year period.

Net income comparisons for the fourth quarter and twelve months--as reported and as adjusted for gain on sale of assets, restructuring costs and a normalized effective tax rate--are presented in the table below (in thousands, except per share):

* See GAAP to Non-GAAP Reconciliations Note Below	Fourth Quarter		Twelve Months
	FY 2013	FY 2012	FY 2013	FY 2012
Income Before Provision for Income Taxes	$1,616	$1,962	$12,609	$13,551
Adjustments (Reflects Non-GAAP Measures):
Gain on Sale of Assets	-	-	(3,216)	-
Restructuring Costs	-	238	-	583
Total Income Adjustments	-	238	(3,216)	583

Adjusted Income Before Provision for Income Taxes	$1,616	$2,200	$9,393	$14,134

Adjusted Provision for Income Taxes (1)	566	770	3,288	4,947

Adjusted Net Income	$1,050	$1,430	$6,105	$9,187
Adjusted Net Income Per Diluted Share	$0.10	$0.13	$0.59	$0.80

(1) A normalized tax rate provision would be approximately 35.0 percent after adjusting for non-recurring tax items. All periods presented are using the 35.0 percent tax rate provision for comparison purposes.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fiscal 2013 fourth quarter and twelve months, compared to last year's comparable periods, are presented in the table below (in thousands):

** See EBITDA Definition Below	Fourth Quarter		Twelve Months
	FY 2013	FY 2012	FY 2013	FY 2012
Income Before Provision for Income Taxes	$1,616	$1,962	$12,609	$13,551
Less Interest Income or Add Interest Expense	(4)	83	(14)	48
Plus Depreciation, Amortization and Accretion	1,124	1,227	4,670	4,906
Plus Compensatory Effect of Stock Plans	182	78	642	299
EBITDA	$2,918	$3,350	$17,907	$18,804
Total Income Adjustments	-	238	(3,216)	583
Adjusted EBITDA	$2,918	$3,588	$14,691	$19,387

Fiscal 2013 Fourth Quarter Results

Net sales for the fiscal 2013 fourth quarter declined 19.9 percent to $25.9 million, versus $32.3 million for the same period last year. Sales were down in EG, fuel tank and Quiet Steel® for body panel and engine applications, partially offset by higher sales in brakes and aluminum pretreatment products.

Gross profit of $6.2 million or 23.9 percent of sales compared with $7.2 million or 22.3 percent for the fiscal 2012 fourth quarter. The reduction in gross profit dollars was mainly due to the lower sales levels in the fourth quarter when compared to the prior year period.

For the fiscal 2013 fourth quarter, SG&A expense, as a percentage of net sales, was 17.9 percent, compared to 16.2 percent of net sales in the same period last year. SG&A expense was $4.6 million for the fiscal 2013 fourth quarter and $5.2 million for the fiscal 2012 fourth quarter.

Net income for the fiscal 2013 fourth quarter was $1.4 million, or $0.13 per diluted share, compared with $17.6 million, or $1.65 per diluted share, in the fiscal 2012 fourth quarter. After adjusting for fiscal 2012 restructuring costs and a normalized effective tax rate in both periods, adjusted net income for the fourth quarter of fiscal 2013 was $1.1 million, or $0.10 per diluted share, compared to adjusted net income of $1.4 million, or $0.13 per diluted share in the prior year period.

The Company’s balance sheet remains strong with $37.5 million in cash and no debt outstanding as of February 28, 2013. For the fiscal year ended February 28, 2013, the Company invested $4.9 million in capital improvement projects, compared with $9.2 million last year. During fiscal 2013, the Company repurchased 283,388 shares of its common stock for a total investment of $2.3 million in its share buyback program. There are currently approximately 10.2 million shares of common stock outstanding.

Mr. Nastas concluded: “It is unfortunate that the expected erosion of both EG and fuel tank volumes masked many significant achievements of our employees around the globe. Our growth in brakes, international sales and the introduction of several new products is a testament to this fact. While our financial results for fiscal 2013 were down from fiscal 2012, we continued to successfully execute our strategic initiatives with a continued focus on creating sustainable shareholder value. Looking to the new fiscal year and beyond, we are excited with the opportunities we see for our products, and providing our customers with several different cost-effective solutions to their mass reduction challenges. Both areas will remain an area of focus and investment for the Company.”

Conference Call

Material Sciences will host a conference call to present its fiscal 2013 full year and fourth quarter results today, Monday, May 6, 2013 at 9:00 a.m. Central Time, or 10:00 a.m. Eastern Time. Clifford Nastas, Chief Executive Officer, and James Pawlak, Vice President and Chief Financial Officer, will discuss the Company's financial and operating performance and answer questions from the financial community.

To participate in the conference call, please dial 1-877-407-0784 several minutes before the conference call begins. International participants should dial 1-201-689-8560. An audio replay will be available for one week following the call at 1-877-870-5176 for domestic callers and 1-858-384-5517 for international access. The replay identification number for this conference is 412834.

Investors also may access a live webcast of the call on the Company's website: www.matsci.com. A replay of the call will be available on the site for 30 days following the call.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

Forward Looking Statements

Except for the historical and present factual information contained here, the matters set forth in this release, including statements identified by words such as "anticipate," "believe," "plan," "expect," "intend," "project," "will," "potential" and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on currently available information and are subject to various risks, uncertainties and other factors that could cause the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, Material Sciences undertakes no obligation to update these factors or to publicly announce the results of any of the forward-looking statements contained here to reflect future events, developments, or changed circumstances or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect the Company's financial condition and operations, include, but are not limited to, the following: the loss, or changes in the operations, financial condition, or results of operations of one or more of Material Sciences' significant customers or suppliers; uncertainty in the industries in which it operates--most significantly the automotive, industry, which generates the majority of the Company’s sales; the Company's ability to respond to competitive factors--including domestic and foreign competition for both acoustical and coated applications, and pricing pressures; the rate of acceptance of its acoustical products for brake shims, engine components and body panel parts by vehicle manufacturers in North America, Europe and Asia; changes in vehicle production levels or the loss of business with respect to a vehicle model for which it is a significant supplier; supply shortages or price increases in raw material, energy and commodities; labor disputes involving Material Sciences or its significant customers or suppliers; the Company's ability to retain key personnel; environmental risks, costs, recoveries and penalties associated with past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company's Annual Report on Form 10-K for the year ended February 28, 2013, filed with the Securities and Exchange Commission, and from time to time in other reports filed with the Securities and Exchange Commission.

* GAAP to Non-GAAP Reconciliations

Material Sciences presents these reconciliations of Generally Accepted Accounting Principles (GAAP) to non-GAAP earnings to provide a better understanding of its operating results--separate from the financial impact of unusual and one-time transactions. Using only the non-GAAP earnings measures to analyze earnings would have material limitations. This occurs because calculations are based on management's subjective determinations on the nature and classification of events and circumstances that investors may find material. The Company compensates for these limitations by using both GAAP and non-GAAP earnings measures to analyze results. Management believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations, separate from items that may have a disproportionate positive or negative impact on financial results in any period.

** EBITDA Definition

EBITDA is a non-GAAP calculation, although it is based on numbers included in income statements based on GAAP. Management believes that EBITDA is an important metric used by investors and analysts to review Material Sciences' historical results. It should be considered as an addition -- not as an alternative -- to net income or operating income as an indicator of the Company's operating performance, or operating cash flows for measuring liquidity.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

Consolidated Statements of Operations
Material Sciences Corporation and Subsidiaries

	(Unaudited)
	Three Months Ended		Year Ended
	February 28 or 29,		February 28 or 29,
(In thousands, except per share data)	2013	2012	2013	2012
Net Sales	$25,859	$32,272	$121,007	$136,734
Cost of Sales	19,691	25,084	92,493	103,066
Gross Profit	6,168	7,188	28,514	33,668
Selling, General and Administrative Expenses	4,632	5,227	20,024	21,117
Gain on Sale of Assets	-	-	(3,216)	-
Restructuring	-	238	-	583
Income from Operations	1,536	1,723	11,706	11,968
Other Income, Net:
Interest and Dividend Income (Expense), Net	4	(83)	14	(48)
Equity in Results of Joint Venture	66	42	270	503
Rental Income	13	280	648	1,107
Other, Net	(3)	-	(29)	21
Total Other Income, Net	80	239	903	1,583

Income Before Provision (Benefit) for Income Taxes	1,616	1,962	12,609	13,551
Provision (Benefit) for Income Taxes	264	(15,601)	3,615	(14,916)
Net Income	$1,352	$17,563	$8,994	$28,467

Basic Net Income Per Share	$0.13	$1.67	$0.87	$2.51

Diluted Net Income Per Share	$0.13	$1.65	$0.86	$2.49

Weighted Average Number of Common Shares Outstanding
Used for Basic Net Income Per Share	10,188	10,515	10,298	11,350
Dilutive Shares	158	111	127	91
Weighted Average Number of Common Shares Outstanding
Plus Dilutive Shares	10,346	10,626	10,425	11,441

Outstanding Common Stock Options Having No Dilutive Effect	194	216	400	318

Consolidated Balance Sheets
Material Sciences Corporation and Subsidiaries

	February 28,	February 29,
(In thousands, except share data)	2013	2012
Assets
Current Assets:
Cash and Cash Equivalents	$37,508	$28,201
Receivables, Less Reserves of $489 and $696, Respectively	17,675	20,136
Income Taxes Receivable	1,392	141
Prepaid Expenses	554	674
Inventories:
Raw Materials	8,802	9,019
Finished Goods	16,142	11,739
Short Term Deferred Tax Assets	4,191	4,313
Total Current Assets	86,264	74,223
Property, Plant and Equipment:
Land and Building	15,271	26,149
Machinery and Equipment	103,327	100,563
Construction in Progress	1,988	1,240
Gross Property, Plant and Equipment	120,586	127,952
Accumulated Depreciation	(91,426)	(93,217)
Net Property, Plant and Equipment	29,160	34,735
Other Assets:
Investment in Joint Venture	2,394	2,955
Long Term Deferred Tax Assets	9,147	13,024
Other	141	159
Total Other Assets	11,682	16,138
Total Assets	$127,106	$125,096

Liabilities
Current Liabilities:
Accounts Payable	$11,061	$13,364
Accrued Payroll Related Expenses	2,594	3,113
Accrued Expenses	5,799	5,289
Total Current Liabilities	19,454	21,766
Long-Term Liabilities:
Pension and Postretirement Liabilities	7,344	8,500
Long-Term Incentives	2,652	3,420
Other	2,720	3,430
Total Long-Term Liabilities	12,716	15,350

Commitments and Contingencies	-	-

Shareowners' Equity
Preferred Stock, $1.00 Par Value; 10,000,000 Shares Authorized; 1,000,000 Designated Series B Junior Participating Preferred; None Issued	-	-
Common Stock, $.02 Par Value; 40,000,000 Shares Authorized; 19,058,923 Shares Issued and 10,198,121 Shares Outstanding as of February 28, 2013, and 19,030,983 Shares Issued and 10,470,199 Shares Outstanding as of February 29, 2012	381	381
Additional Paid-In Capital	81,089	80,440
Treasury Stock at Cost, 8,824,172 Shares as of February 28, 2013, and 8,540,784 Shares as of February 29, 2012	(76,756)	(74,423)
Retained Earnings	93,046	84,052
Accumulated Other Comprehensive Loss	(2,824)	(2,470)
Total Shareowners' Equity	94,936	87,980
Total Liabilities and Equity	$127,106	$125,096

Consolidated Statements of Cash Flows
Material Sciences Corporation and Subsidiaries

	For the years ended February 28 or 29
(In thousands)	2013	2012	2011
Cash Flows From:
Operating Activities:
Net Income	$8,994	$28,467	$12,044
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
Depreciation, Amortization and Accretion	4,670	4,906	5,572
Gain on Sale of Assets	(3,216)	-	(6,643)
Non-Cash Loss on Impairment of Fixed Assets	-	-	3,720
Equity in Results of Joint Venture	(270)	(503)	(491)
Cash Distribution Received from Joint Venture	501	586	763
Deferred Income Taxes	3,762	(14,824)	-
Compensatory Effect of Stock Plans	642	299	204
Changes in Assets and Liabilities:
Receivables	2,280	2,390	(1,881)
Income Taxes	(1,241)	121	(12)
Prepaid Expenses	125	(248)	56
Inventories	(4,248)	98	(1,008)
Accounts Payable	(2,542)	(1,725)	(2,172)
Accrued Expenses	174	(280)	(1,879)
Other, Net	(2,272)	42	1,029
Net Cash Provided by Continuing Operations	7,359	19,329	9,302

Investing Activities:
Capital Expenditures	(4,897)	(9,194)	(2,359)
Proceeds from Sale of Assets	9,180	-	14,089
Proceeds from Note Receivable	-	-	1,732
Net Cash Provided by (Used in) Investing Activities	4,283	(9,194)	13,462

Financing Activities:
Purchase of Treasury Stock	(2,333)	(17,649)	-
Issuance of Common Stock	7	138	16
Net Cash Provided by (Used in) Financing Activities	(2,326)	(17,511)	16

Effect of Exchange Rate Changes on Cash	(9)	(52)	(17)

Net Increase (Decrease) in Cash	9,307	(7,428)	22,763
Cash and Cash Equivalents at Beginning of Year	28,201	35,629	12,866
Cash and Cash Equivalents at End of Year	$37,508	$28,201	$35,629

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at Year End	$1,112	$854	$873
Treasury Stock Purchases in Accrued Liabilities at Year-End	$-	$-	$111

Supplemental Cash Flow Disclosures:
Interest Paid	$33	$35	$37
Net Income Taxes Paid, Net	$1,746	$356	$463

CONTACT:
COMPANY
Material Sciences Corporation
James D. Pawlak, 847-439-2210
Vice President, Chief Financial Officer
or
MEDIA
SM Berger & Company
Stanley Berger / Andrew Berger
216-464-6400